Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED SPONSOR LETTER AGREEMENT

This AMENDED AND RESTATED SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of July 29, 2021, is made by and among Atlas Crest Investment LLC, a Delaware limited liability company (the “Sponsor”), Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), Archer Aviation Inc., a Delaware corporation (the “Company”) and, solely for purposes of Sections 5, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 5, 8 and 9), certain individuals, each of whom is a member of Atlas’s board of directors and/or management (the “Insiders”). The Sponsor, Atlas, the Company and the Insiders (solely for purposes of Sections 5, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 5, 8 and 9)) shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Atlas, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of February 10, 2021 (the “Original Business Combination Agreement”);

WHEREAS, in connection with the execution of the Original Business Combination Agreement, the Parties entered into a Sponsor Letter Agreement, dated as of the date thereof (the “Original Sponsor Agreement”);

WHEREAS, Atlas, the Company and certain other Persons party thereto entered into that certain Amended and Restated Business Combination Agreement amending and restating the terms of the Original Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Parties desire to amend and restate the Original Sponsor Agreement in its entirety, pursuant to Section 11 thereto; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Sponsor will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (b) the Sponsor will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of Atlas or any other anti-dilution or similar protection with respect to all of the Atlas Class B Shares related to the transactions contemplated by the Business Combination Agreement (the “Business Combination”), (c) the Sponsor will agree to be bound by certain transfer restrictions with respect to its Atlas Class B Shares, (d) the Insiders, Atlas and Sponsor will agree to terminate certain lock-up provisions of that certain Letter Agreement dated as of October 27, 2020 by and among Sponsor, Atlas and the Insiders (the “Letter Agreement”) and (e) the Sponsor will agree to be bound by certain earn out vesting and forfeiture conditions as to Atlas Class B Shares held by Sponsor.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.            Agreement to Vote. The Sponsor hereby unconditionally and irrevocably agrees to vote at any meeting of the shareholders of Atlas (including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of Atlas, all of the Sponsor’s Atlas Class B Shares in favor of the Transaction Proposals.

2.            Waiver of Anti-dilution Protection. The Sponsor hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of Atlas, dated as of October 29, 2020 and the Amended & Restated Bylaws of Atlas, adopted as of October 29, 2020, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Atlas Class B Shares held by it convert into Atlas Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3.            Transfer of Shares. The Sponsor hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Atlas Class B Shares or otherwise agree to do any of the foregoing, (ii) deposit any of its Atlas Class B Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect any of its Atlas Class B Shares that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Atlas Class B Shares, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Atlas Class B Shares even if such Atlas Class B Shares would be disposed of by a person other than the Sponsor or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.

4.            Redemption; Other Covenants.

a.            Unless this Agreement shall have been terminated in accordance with Section 7, each of Sponsor and the Insiders, severally and not jointly, hereby agrees that Sponsor or such Insider (as applicable) shall not effect an Atlas Stockholder Redemption.

b.            The Sponsor hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor were directly a party thereto, and (ii) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Atlas as if the Sponsor were directly party thereto.

5.            Termination of Class B Shares Lock-up Period. Each of the Insiders, Atlas and Sponsor hereby agrees that effective as of the consummation of the Closing (and not before), paragraph (a) of Section 7 of the Letter Agreement shall be amended and restated in its entirety as follows:

“7. (a) Reserved.”

In addition, paragraph (c) of Section 7 of the Letter Agreement shall be amended to remove all references to paragraph (a) of Section 7 and all references to the Founder Shares.

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

6.            Sponsor Earn Out. The Sponsor hereby agrees that, at the Effective Time, in accordance with the provisions of this Section 6, 1,875,000 of the Atlas Class B Shares held by Sponsor as of immediately prior to the Effective Time, which will have been automatically converted into Atlas New Class A Shares at the Effective Time, shall be subject to the vesting and forfeiture provisions set forth in this Section 6 (the “Sponsor Earn Out Shares”).

a.            The Sponsor Earn Out Shares shall vest (and shall not be subject to forfeiture) upon the occurrence of the Sponsor Earn Out Trigger Event. If the Sponsor Earn Out Trigger Event does not occur during the Sponsor Earn Out Period, the Sponsor Earn Out Shares that were eligible to vest pursuant to this Section 6 shall not vest and shall be deemed transferred by the forfeiting holder to Atlas and shall be cancelled by Atlas and cease to exist.

b.            If, during the Sponsor Earn Out Period, there is a Change of Control Transaction with respect to Atlas (or a successor or parent company thereof) with a Change of Control Price equal to or in excess of the applicable price per share attributable to the Sponsor Earn Out Trigger Event, then immediately prior to the consummation of such Change of Control Transaction, the Sponsor Earn Out Trigger Event shall have been deemed to occur and the holders of such Sponsor Earn Out Shares shall be eligible to participate in such Change of Control Transaction. Notwithstanding anything to the contrary herein, in the event of any merger, sale, consolidation, recapitalization, equity transfer, restructuring, reorganization or other similar business transaction that does not constitute a Change of Control Transaction, any unvested Sponsor Earn Out Shares shall not be forfeited, shall remain outstanding, and shall remain subject to the applicable vesting triggering event set forth above in Section 6(a).

c.            Subject to the limitations contemplated herein, the holders of the Sponsor Earn Out Shares shall have all of the rights of a stockholder of Atlas with respect to the Sponsor Earn Out Shares, including the right to receive dividends and/or distributions made to the holders of Atlas New Class A Shares and to voting rights generally granted to holders of Atlas New Class A Shares; provided, however, that the unvested Sponsor Earn Out Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction (other than pursuant to Section 6(b)) or be subject to execution, attachment or similar process, and shall bear a customary legend with respect to such vesting and forfeiture provisions. Any Transfer (other than pursuant to Section 6(e)) of unvested Sponsor Earn Out Shares shall be null and void.

d.            If, and as often as, there are any changes in the Atlas New Class A Shares or the Sponsor Earn Out Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Atlas, Atlas’ successor or the surviving entity of such transaction, each as so changed. Sponsor will promptly inform Atlas of any elections made by Sponsor under Section 83(b) of the Code in connection with the Closing with respect to Sponsor Earn Out Shares held by Sponsor.

e.            Notwithstanding the provisions set forth in this Section 6, Transfers of Sponsor Earn Out Shares are permitted (i) to Atlas’ officers or directors, any affiliate or family member of any of Atlas’ officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware; (vi) by virtue of the Amended and Restated Operating Agreement of the Sponsor, as amended, supplemented or modified, from time to time; or (vii) in the event of Atlas’ liquidation, merger, capital stock exchange or other similar transaction which results in all of Atlas’ stockholders having the right to exchange their Atlas New Class A Shares for cash, securities or other property subsequent to Atlas’ completion of the Business Combination, each of the persons specified in clauses (i) through (vii), a “Permitted Transferee”; provided, however, that in the case of clauses (i) through (vii), each such Permitted Transferee must enter into a written agreement with Atlas agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement.

f.            For the avoidance of doubt, 10,625,000 of the Atlas Class B Shares held by Sponsor as of immediately prior to the Effective Time, which will have been automatically converted into Atlas New Class A Shares at the Effective Time, are fully vested and shall not be subject to any vesting and forfeiture provisions.

g.            For the purposes of this Section 6:

(i) “Atlas VWAP” means, with respect to a Trading Day, the volume weighted average price for such Trading Day of an Atlas New Class A Share on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function;

(ii) “Sponsor Earn Out Trigger Event” means the first date on which the Atlas VWAP over any 10 Trading Days within the preceding 20 Trading Day period during the Sponsor Earn Out Period is greater than or equal to $12.00;

(iii) “Sponsor Earn Out Period” means the period beginning on the Closing Date and ending on the three year anniversary of the Closing Date;

(iv) “Trading Day” means any day on which Atlas New Class A Shares are actually traded on the Trading Market;

(v) “Trading Market” means NYSE or such other nationally recognized stock market on which the Atlas New Class A Shares are trading at the time of determination;

(vi) “Transfer” means the (1) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (2) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) public announcement of any intention to effect any transaction specified in clause (1) or (2); and

(vii) “Trading Market” means NYSE or such other nationally recognized stock market on which the Atlas New Class A Shares are trading at the time of determination.

7.            Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 5, 6 and 11 (solely to the extent related to the foregoing Sections 2, 5 or 6) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to the foregoing Sections 8, 9 or 10) shall survive any termination of this Agreement.

8.            No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Atlas Non-Party Affiliate (other than the Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein), and (b) none of the the Company Non-Party Affiliates or the Atlas Non-Party Affiliates (other than the Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9.            Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Atlas Class B Shares, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of any Atlas Party, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any Atlas Party or as an officer, employee or fiduciary of any Atlas Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Atlas Party.

10.          No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11.          Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ATLAS CREST INVESTMENT CORP.

By:	/s/ Michael Spellacy
	Name:	Michael Spellacy
	Title:	Chief Executive Officer

ATLAS CREST INVESTMENT LLC

By:	/s/ Kenneth Moelis
	Name:	Kenneth Moelis
	Title:	Managing Member

ARCHER AVIATION INC.

By:	/s/ Brett Adcock
	Name:	Brett Adcock
	Title:	Chief Executive Officer

INSIDERS:

By:	/s/ Kenneth Moelis
Name: Kenneth Moelis

By:	/s/ Michael Spellacy
Name: Michael Spellacy

By:	/s/ Taylor Rettig
Name: Taylor Rettig

By:	/s/ Christopher Callesano
Name: Christopher Callesano

By:	/s/ David Fox
Name: David Fox

By:	/s/ Emanuel Pearlman
Name: Emanuel Pearlman

By:	/s/ Eileen Murray
Name: Eileen Murray

By:	/s/ Todd Lemkin
Name: Todd Lemkin